EXHIBIT 10.10

EXCLUSIVE LICENSE AGREEMENT

     THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is made and entered into this 24 day of August, 1995 (the “Effective Date”), by and between REGEN BIOLOGICS, INC., a Delaware corporation (“ReGen”), having an office at 509 Commerce Street, Franklin Lakes, NJ 07417 and DR. SHU-TUNG LI, an individual residing at 1 Kiowa Terrace, Oakland, New Jersey (“Licensor”).

WITNESSETH

     WHEREAS, Licensor has developed and owns or controls proprietary information (including patents and trade secrets) relating to self-expandable collagen implants, which are designed to be delivered to anatomical sites for various therapeutic purposes (including cardiovascular indications), and the methods for manufacturing such collagen implants and the techniques and apparatus used for delivering such collagen implants to the anatomical sites;

     WHEREAS, ReGen desires to receive a disclosure of Licensor’s Licensed Technology (as hereinafter defined) and obtain exclusive rights thereunder and to obtain an exclusive license under all patent and patent applications relating to such Licensed Technology to make, have made, use and sell products in accordance with the terms and conditions contained herein; and

     WHEREAS, Licensor is willing to disclose its Licensed Technology to ReGen and to grant certain rights to ReGen in accordance with the terms and conditions contained herein;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, Licensor and ReGen hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement:

     1.1 “Affiliate” means any corporation, association, partnership, venture or other entity which directly or indirectly owns or which is directly or indirectly owned or controlled by ReGen or Licensor, as the case may be, to the extent of at least fifty percent (50%) of the equity interest therein and/or at least fifty percent (50%) of the stock or other shares thereof, which are entitled to vote for the election of directors and/or to establish, direct or control the management or policies thereof.

     1.2 “Agreement” means the present agreement together with Appendix A hereto and any modification of, or amendment hereafter made to, this agreement as provided herein.

     1.3 “Licensed Patents” means (a) the patents and patent applications listed in Appendix A attached hereto, (b) any and all patents and patent applications, filed anywhere in the world, corresponding to the patents and patent applications listed in Appendix A, whether now existing or hereafter filed, (c) any provisionals, substitutions, divisionals, reissues, renewals, continuations, continuations-in-part, substitute applications and inventor’s certificates arising from, or based upon, any of the foregoing patents or patent applications, and (d) any patents issuing from any of the foregoing patent applications.

     1.4 “Licensed Products” means any product which:

(a) embodies or incorporate all or any part of Licensed Technology;

(b) is covered by or used in a manner covered by any one or more Valid Claims of any patent included in the Licensed Patents; or

(c) is produced using any process, method or apparatus, or delivered to an anatomical site by any means, covered by any one or more Valid Claims of any patent included in the Licensed Patents.

Licensed Products shall include, but not be limited to, (i) a percutaneous, puncture site closure system for post-angioplasty and post-angiography applications and (ii) an endoluminal stent/wound dressing designed as an adjunct to angioplasty and related procedures in coronary and peripheral artery applications.

     1.5 “Licensed Technology” means all know-how, data, trade secrets, processes, procedures, devices, methods (including without limitations, methods of collagen isolation, purification and manipulation and delivery device assembly), formulas, materials, compositions of matter, protocols, information or other subject matter owned or controlled by Licensor as of the Effective Date and disclosed hereunder by or on behalf of Licensor which is useful to or contributes in whole or in part to the practice of the Licensed Patents or which relates to self expandable collagen implants designed to close and/or fill tissue voids (including the stopping of bleeding), repair defects or augment soft tissue function (including the two collagen implant products specifically described in Article 1.4 above).

     1.6 “Net Sales Value” shall mean, with respect to Licensed Products sold by ReGen, its Affiliates or sublicensees to any third party, the gross receipts actually received therefor, less the following: transportation charges, discounts actually allowed, credits allowed for defective or returned goods, and other allowances (actually paid or allowed, including but not limited to, prompt payment and volume discounts, charge backs from wholesalers and other allowances granted to the end commercial customer of the Licensed Product, whether in cash or trade), insurance and sales and other taxes based on sales prices when included in gross sales, but not including taxes assessed on income derived from such sales. The Net Sales Value of Licensed Products manufactured hereunder and used or transferred for other than cash only shall be equal to the weighted average of the Net Sales Value at which the same Licensed Product was sold to third parties under comparable conditions for cash only in the same accounting period or, if there were no such sales in the same accounting period, the accounting period when the last sales are made. If there have been no previous sales, the Net Sales Value of said Licensed Product shall be the fair market value thereof less the above deductions.

     1.7 “Valid Claim” shall mean a claim of an issued and unexpired patent included in the Licensed Patents, which claim has not lapsed, been canceled, or become abandoned and which claim has not been declared invalid by a court of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer.

ARTICLE 2

DISCLOSURE OF LICENSED TECHNOLOGY

     2.1 Designated Representatives. Within fifteen (15) days after the Effective Date, ReGen shall designate a reasonable number, up to ten (10), of ReGen’s professional and/or supervisory personnel to receive the disclosure of Licensed Technology from Licensor (hereinafter “Designated Representatives”).

     2.2 Disclosure and Instruction. Within forty-five (45) days after the Effective Date, Licensor shall use all reasonable efforts to disclose to the Designated Representatives, and to instruct and assist the Designated Representatives in the use of, substantially all know-how, data, trade secrets, processes, procedures, devices, methods (including without limitations, methods of collagen isolation, purification and manipulation and delivery device assembly), formulas, materials, compositions of matter, protocols, information or other subject matter owned or controlled by Licensor as of the Effective Date which is useful to or contributes in whole or in part to the practice of the Licensed Patents or which relates to self expandable collagen implants designed to close and/or fill tissue voids (including the stopping of bleeding), repair defects or augment soft tissue function (including the two collagen implant products specifically described in Article 1.4).

ARTICLE 3

GRANT OF RIGHTS

     3.1 License Grant. Licensor hereby grants to ReGen an exclusive, worldwide, royalty-bearing right and license, with the right to grant sublicenses subject to Article 3.2 hereof, under the Licensed Patents to develop, manufacture or have manufactured, use, offer for sale, sell and import Licensed Products. Licensor also grants to ReGen an exclusive, worldwide, royalty-bearing right, with the right to grant sublicenses subject to Article 3.2 hereof, under the Licensed Technology to develop, manufacture or have manufactured, use, offer for sale, sell and import Licensed Products.

     3.2 Sublicensing. ReGen may sublicense the rights and license granted to it by Licensor under Article 3.1 to a third party, without the right to further sublicense (except to Affiliates of the third party sublicensee), provided that:

(a)	such sublicense provides for:

(i)	the Licensor being acknowledged as a third-party beneficiary pursuant to Article 4.2(c) as to the payment of royalties by the sublicensee to ReGen on the sublicensee’s Net Sales Value of Licensed Products; and

(ii)	the grant being no greater in scope with respect to the Licensed Patents and Licensed Technology than granted herein; and

(iii)	the obligation of the sublicensee to maintain records and be subject to audit by Licensor under terms and conditions which are no less stringent than those imposed upon ReGen by the terms of this Agreement; and

(iv)	the obligation of the sublicensee to indemnify and hold Licensor harmless under terms and conditions which are no less stringent than those imposed upon ReGen by the terms of this Agreement.

(b) ReGen will provide Licensor with a copy of each and every sublicense agreement that is entered into between ReGen and a third party.

Any sublicense or attempted sublicense of the rights and licenses granted to ReGen not expressly complying with the provisions of subparagraphs (a) and (b) of this Article 3. 2 shall be a nullity.

     3.3 Future Licensor Inventions. Licensor expressly acknowledges and agrees that any and all inventions, discoveries, know-how, methods, data and the like made or developed by him after the date of this Agreement and during the term of his employment with ReGen (“Future Inventions”), including without limitation patented inventions relating to the subject matter of the Licensed Patents or Licensed Technology (“Related Future Inventions”), shall belong solely and exclusively to ReGen, except those which qualify fully for protection under Section 2870 of the California Labor Code. No Future Inventions will be subject to any other terms of this Agreement, except that Articles 4.2 and 11.1 provide for Licensor to be paid royalties on products which embody or incorporate Related Future Inventions.

ARTICLE 4

CONSIDERATION

     4.1 License Fee. In partial consideration for the rights and licenses granted herein, ReGen shall pay to Licensor or his designee a non-refundable lump sum license fee in the amount of Two Hundred and Fifty Thousand United States Dollars ($250,000), payable in five (5) equal installments of Fifty Thousand United States Dollars ($50,000) per year. The first such installment shall be paid by ReGen within seven (7) days of the closing date of ReGen’s first equity financing following the Effective Date (but not later than January 3, 1996) and the remaining four (4) installments shall be paid by ReGen on subsequent anniversaries of the Effective Date.

     4.2 Earned Royalties. In further consideration for the rights granted to ReGen pursuant to this Agreement, ReGen agrees to pay Licensor or his designee as follows during the term of this Agreement:

(a) a royalty equal to six percent (6%) of Net Sales Value on Licensed Products, or products which embody or incorporate Related Future Inventions (as defined in Section 3.3), sold by ReGen or sublicensees who are Affiliates of ReGen in countries in which such Licensed Products or other products are covered by a Valid Claim of a Licensed Patent or a patent owned by ReGen covering inventions made by ReGen;

(b) a royalty equal to three percent (3%) of Net Sales Value on Licensed Products, or products which embody or incorporate Related Future Inventions, sold by ReGen or sublicensees who are Affiliates of ReGen in countries in which such Licensed Products or other products are not covered by a Valid Claim of a Licensed Patent or a patent owned by ReGen covering inventions made by ReGen; and

(c) fifty percent (50%) of royalties actually received by ReGen from sublicensees who are not Affiliates of ReGen on such sublicensees’ Net Sales Value of Licensed Products or products which embody or incorporate Related Future Inventions.

     Payments shall be made under only one of (a), (b), or (c) above, as applicable, and on no more than one sale transaction for each product. No multiple royalties shall be payable regardless of the fact that the manufacture, use or sale of a product may be covered by more than one Valid Claim licensed hereunder.

     4.3 Payments.

          (a) Payments made pursuant to Article 4.2 above shall be payable in U.S. Dollars and paid quarterly during the term of this Agreement and each succeeding calendar quarter thereafter until such time as all Licensed Products produced during the term of the Agreement have been used or sold. The first royalty payment under Article 4.2(a) or (b) shall cover all royalties due on Net Sales Value of Licensed Products during the calendar quarter when such sales commence and shall be paid thirty (30) days after the end of such quarter. Thereafter the royalty payments shall be due thirty (30) days after each succeeding calendar quarter and shall cover the royalties earned during such calendar quarter. ReGen agrees to provide written reports to Licensor with such royalty payments setting forth the total number and type of Licensed Products made and sold by ReGen and/or its sublicensed Affiliates hereunder during the applicable period that such royalty payments cover, together with such other information as is reasonably necessary to confirm the accuracy of such report. Payments under Article 4.2(c) shall be made within thirty (30) days of ReGen’s receipt of such funds from the sublicensee and shall be accompanied by a copy of the report provided to ReGen by the sublicensee, which report shall be required under the sublicense agreement to contain all information as is reasonably necessary to confirm the accuracy of such report.

          (b) If any payment owned by ReGen to Licensor hereunder is not paid on or before the time specified herein, such late payment shall be accompanied by a payment of simple interest on the unpaid balance at the rate of one percent (1.0%) per month, calculated from the due date of the payment until the date on which payment is actually made. The payment of such interest shall not foreclose the Licensor from exercising any other rights he may have as a consequence of the lateness of any payment.

     4.4 Reimbursement of Patent Costs. In further consideration of the rights and licenses granted herein to ReGen, ReGen agrees to reimburse Licensor for all costs incurred by Licensor prior to the Effective Date in connection with the filing, prosecution and maintenance of the Licensed Patents, up to a maximum of Fifty Thousand Dollars United States Dollars ($50,000). Promptly after the Effective Date, Licensor will furnish ReGen with all reasonably necessary information on such patent costs. ReGen will reimburse Licensor for such documented costs within seven (7) days of the closing date of ReGen’s first equity financing following the Effective Date (but not later than January 3, 1996).

ARTICLE 5

RECORDS AND AUDIT

     5.1 Record Retention. ReGen will keep, and will require its sublicensees to keep complete and accurate records pertaining to the sale of Licensed Products in sufficient detail to permit Licensor to confirm the accuracy of calculations of all payments hereunder. Such records will be maintained for a three (3) year period following the year in which any such payments were made hereunder.

     5.2 Audit Request. No more frequently than once a year, Licensor will have the right to engage, at its own expense, an independent, certified public accountant approved by ReGen (such approval not to be unreasonably withheld) to examine ReGen’s records from time to time as may be necessary to determine, with respect to any calendar year, the correctness of any report or payment made under this Agreement. Any such audit will be conducted under reasonable confidentiality restrictions. The determination of the auditor shall be final and binding on both parties. Notwithstanding the foregoing, in the event that any such examination reveals that the payments made by ReGen to Licensor are incorrect by more than five percent (5%) in any audit period, ReGen shall reimburse Licensor for the cost of such audit in addition to promptly remitting the amount of any underpayment with interest as provided in Article 4.3(c).

     5.3 Survival. This Article 5 will survive any termination of this Agreement for a period of three (3) years.

ARTICLE 6

INDEMNIFICATION AND LIABILITY

     6.1 Indemnity. ReGen and its assignees, if any, agree to indemnify, hold harmless and defend Licensor against any and all claims, suits, losses, damages, liabilities, costs, fees and expenses (collectively, “claims”) arising from the possession, manufacture, use, sale or administration of Licensed Products by ReGen or its sublicensees, including, but not limited to, any claims with respect to death or injury to any person and damage to any property, except to the extent demonstrated by ReGen to arise from the gross negligence, recklessness or willful misconduct of the Licensor or the breach of Article 7 of this Agreement by Licensor.

     6.2 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

     7.1 Licensor Representation and Warranties:

          (a) Technology Ownership. Licensor represents and warrants as of the Effective Date that (i) he is the sole inventor and the holder of all right, title and interest in and to the Licensed Patents, (ii) he has not granted any rights or license under the Licensed Technology or the Licensed Patents except to ReGen pursuant to this Agreement and is under no obligation to grant any such rights or license, and (iii) there are no outstanding liens, encumbrances, third party rights, agreements or understandings of any kind, either written, oral or implied regarding the Licensed Technology or the Licensed Patents which are inconsistent or in conflict with any provision of this Agreement.

          (b) Patent Proceedings. Licensor represents and warrants as of the Effective Date that to the best of his knowledge, no patent application within the Licensed Patents is the subject of any pending interference, opposition, cancellation or other protest proceeding.

     7.2 Mutual Representation and Warranties. Each party hereby represents and warrants as of the Effective Date:

(a) Due Authorization. Such party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

(b) Binding Agreement. This Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

     7.3 Disclaimer. Other than as set forth in this Agreement, Licensor has no obligation to ReGen with respect to the Licensed Technology under the terms of this Agreement. Except as provided in this Article 7, Licensor makes no representation or warranty. There are no express warranties by Licensor other than those specified in this Article 8. No warranties by Licensor shall be implied or otherwise created by any law, statute or regulation.

ARTICLE 8

PROPRIETARY RIGHTS AND CONFIDENTIALITY

     8.1 Proprietary Rights. ReGen will not, by the rights and licenses granted to ReGen or by performance under this Agreement, obtain any ownership interest in or to the Licensed Technology or the Licensed Patents.

     8.2 Confidentiality. ReGen shall keep confidential, and ReGen shall require that its sublicensees keep confidential, any and all Licensed Technology disclosed directly or indirectly hereunder by Licensor except to the extent, and only to the extent, that such information:

(a) is or hereafter becomes generally available to the public through no fault of ReGen or its sublicensees; or

(b) is known by ReGen or its sublicensees prior to disclosure by or on behalf of Licensor as evidenced by prior written records kept in the ordinary course of business; or

(c) is disclosed without an obligation of secrecy to ReGen or its sublicensees by a third party having no obligation of confidentiality; or

(d) is released from obligations of confidentiality by written authorization of Licensor.

     For the purpose of this Article 8.2, disclosures which are specific as to, e. g. , methods of collagen purification and methods for expandable collagen fabrication, shall not be deemed to be within the foregoing exceptions merely because they are embraced by more general disclosures in the public domain or in the possession ReGen or its sublicensees unless such disclosures are actually fully disclosed therein. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are separately in the public domain or in the possession of ReGen or its sublicensees, unless the combination itself and its principle of operation are in the public domain or in the possession of ReGen or its sublicensees.

     8.3 Manner of Disclosure. Disclosures of confidential information by Licensor may be in either oral, visual or written form. If in writing, the disclosures will be marked as being confidential. If presented orally or visually, such disclosures will be confirmed in written form within thirty (30) days thereafter.

     8.4 Term of Confidentiality. The obligations under Article 8.2 shall extend for the period ending on the third (3rd) anniversary of the date of termination of this Agreement or ten (10) years from the Effective Date, whichever is later.

     8.5 Employees. ReGen shall make Licensed Technology available only to those employees, agents or consultants who are bound to written obligations to the Company (in the Company’s standard form) to maintain all Company information confidential.

     8.6 Permitted Disclosure. ReGen may disclose Licensed Technology if required by state or federal government law or pursuant to a court order, provided ReGen notifies Licensor in writing promptly upon learning of the requirement and applies for all available trade secret protection which may be available.

ARTICLE 9

PATENTS AND INFRINGEMENT

     9.1 Patent Prosecution and Maintenance. ReGen shall have the sole and exclusive right, but not the obligation, to file, prosecute and maintain all patent applications and patents included in the Licensed Patents. ReGen will provide Licensor with an opportunity to review and comment on prosecution strategy and consult with ReGen on the content of patent filings. ReGen shall be responsible for all costs, fees and expenses incurred from and after the Effective Date in connection with the filing and prosecution of such patent applications and the maintenance of such patents. In the event ReGen declines to file, prosecute or maintain any application or patent within the Licensed Patents in any country, ReGen shall give Licensor prompt notice of such decision. Thereafter, Licensor may, at his own expense, continue to prosecute or maintain such application or patent in such country, which shall thereafter cease to be included within the Licensed Patents.

     9.2 Licensor Assistance. Licensor agrees to provide any assistance reasonably requested by ReGen in exercising its rights under this Article 9.

     9.3 Patent Enforcement. ReGen shall have the first right, but not the obligation to enforce the Licensed Patents in infringement, interference or other proceedings and to file suit in its own name or in the name of Licensor and in the forum of its choice. ReGen shall further have the sole and exclusive right but is under no obligation to settle or compromise any such controversy with third parties on terms that it, in its sole-discretion, deems right and proper. The parties hereto agree that all costs, fees and/or expenses incurred in connection with enforcement of the Licensed Patents shall be borne by ReGen. To the extent that damages are awarded to ReGen for any infringement and/or to the extent that monies are paid to ReGen by way of settlement of a claim for any infringement, such damages and/or monies shall be applied first to reimburse ReGen for its expenses and the remainder will be allocated seventy-five percent (75%) to ReGen and twenty-five percent (25%) to Licensor. In the event that ReGen declines to prosecute the infringement of any Licensed Patents hereunder, Licensor shall have the right to prosecute such infringement at his own expense and to retain any recovery obtained in such action.

     9.4 Third Party Infringement Claims. In the event any Licensed Product becomes the subject of a claim for patent or other proprietary right infringement anywhere in the world by virtue of the incorporation of any of the Licensed Technology therein, the parties shall promptly give notice to the other and meet to consider the claim and the appropriate course of action. ReGen shall have the primary right, but not the obligation to conduct the defense of any such suit brought against ReGen and/or Licensor; provided, however, that Licensor shall have the right, but not the obligation, to be represented in any such suit, at his sole option and at his own expense. Neither party shall enter into any settlement that adversely affects the other party s right or interests without such other party’s written consent.

ARTICLE 10

TAXES

     10.1 All taxes, fees and charges, other than taxes on personal income of Licensor, which may be imposed by governmental authorities on any amounts payable to Licensor by ReGen pursuant to this Agreement shall be assumed, borne and paid, by ReGen, if and to the extent that such taxes do not constitute an allowable credit to Licensor under United States federal income tax law. Any such tax which is an allowable credit to Licensor under United States federal income tax is hereinafter referred to as a “Creditable Tax”.

     10.2 Creditable Taxes paid for by ReGen may be deducted from payments owing to Licensor hereunder, if and to the extent actually paid by ReGen as shown by an original official tax receipt furnished to Licensor evidencing the payment of such tax to the governmental entity authorized to collect such tax.

     10.3 All taxes, fees and imposts, other than Creditable Taxes and taxes on personal income of the Licensor, which may be levied on ReGen or upon fees payable to Licensor hereunder shall be assumed, borne and paid by ReGen without deduction from the amounts payable to Licensor under this Agreement.

ARTICLE 11

TERM AND TERMINATION

     11.1 Term. This Agreement will commence as of the Effective Date of this Agreement and, unless sooner terminated as provided hereunder, will expire upon the later of (a) ten (10) years from first commercial sale of any Licensed Product or product which embodies or incorporates Related Future Inventions or (b) the date of expiration of the last-to-expire patent of the Licensed Patents or patents owned by ReGen covering Related Future Inventions.

     11.2 Termination.

          (a) ReGen will have the right to terminate this Agreement, for any reason, upon thirty (30) days prior written notice to Licensor. Such termination shall not relieve ReGen from its obligation to pay the entire licensee fee provided in Article 4. 1 to Licensor.

          (b) If either party fails to perform or fulfill in the time and manner herein provided any material obligation or condition required to be performed or fulfilled by such party, and if such default continues for a period of ninety (90) days after written notice thereof from the non-defaulting party, then the non-defaulting party shall have the right to terminate this Agreement by written notice of termination to the defaulting party given at any time within ninety (90) days after the expiration of the initial ninety (90) day period. Termination of this Agreement pursuant to this Article 11 shall be in addition to, and shall not be exclusive of or prejudicial to, any other rights or remedies, at law or in equity, to which the non-defaulting party may be entitled. The waiver by either party of a single default or any series of defaults, shall not deny such party the right to terminate this Agreement for any subsequent default. Any damages that may finally be awarded to ReGen for any default by Licensor may only be deducted from any royalties owed to Licensor pursuant to Article 4.2 hereof, however, in no event shall any payment owing to Licensor pursuant to Article 4.2 be less than fifty percent (50%) of the amount payable before such deductions. Notwithstanding the preceding sentence, in the event damages are awarded to ReGen for any breach by Licensor of Article 7 hereof, ReGen may first recover such damages through any legal means up to the amount of license fees paid to Licensor under Article 4.1. Any remaining damages for such a breach may be recovered out of royalties as provided above.

     11.3 Effect of Termination.

          (a) Upon any expiration or termination of this Agreement, ReGen will pay Licensor all accrued payments due Licensor through the expiration or termination date and all rights and licenses under Licensed Technology and Licensed Patents shall immediately revert back to Licensor, except that upon expiration pursuant to Article 11.1 ReGen shall have a royalty-free license under the Licensed Technology. Any existing sublicenses granted by ReGen shall remain in effect according to their terms, with Licensor assuming ReGen’s position as sublicensor under such agreement. ReGen shall promptly assign all of such sublicenses to Licensor.

          (b) Upon termination of this Agreement, ReGen shall return to Licensor, at Licensor’s request, all documents and other materials containing Licensed Technology in any form.

ARTICLE 12

EXPORT REGULATIONS

     The Parties are aware of the Export Administration Regulations of the United States Department of Commerce and each hereby provides its assurance that any technical information or data disclosed hereunder, to the extent such technical information or data can be exported or re-exported hereunder, shall only be exported or re-exported under a validated license or other authorization as may be required under United States law and regulations.

ARTICLE 13

ALTERNATE DISPUTE RESOLUTION

     If a dispute arises under this Agreement which cannot be resolved by the personnel directly involved, either party may invoke this dispute resolution procedure by giving written notice to the other. In the case of ReGen giving such notice, the notice shall also designate a senior executive officer with appropriate authority to be its representative in negotiations relating to the dispute. In the case of Licensor invoking this dispute resolution, upon receipt of such notice, ReGen shall, within ten (10) business days, designate a senior executive officer with appropriate authority to be its representative. Within fifteen (15) business days of the designation of the executive for ReGen, the designated executive and Licensor shall enter into good faith negotiations concerning the dispute. If the dispute is not resolved as a result of such discussions, the parties will promptly negotiate with each other in good faith towards reaching an agreement in writing relating to a procedure by which they can resolve the dispute without recourse to litigation. If such agreement cannot be reached within fifteen (15) business days following the commencement of such negotiations, either party may commence litigation to resolve the dispute in question. It is understood, unless otherwise agreed, that any such procedure shall be of a non-binding nature and may, if the parties so agree, involve a mutually acceptable neutral advisor to facilitate settlement. This Article 14 is not intended to nor does it relieve either party from its obligations of making any payments that may come due or are owing under this Agreement while a dispute is being resolved in accordance with this Article 14.

ARTICLE 14

PATENT MARKING

     If applicable, ReGen shall mark, and shall require any sublicensees to mark, the Licensed Products or their packaging made and sold by it (and/or by its sublicensees) with an appropriate patent marking identifying the pendency of any U.S. application and/or any issued U.S. or foreign patent included in the Licensed Patents.

ARTICLE 15

MISCELLANEOUS PROVISIONS

     15.1 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California, as applied to contracts executed and performed entirely within the state of California, without regard to conflicts of laws rules.

     15.2 Assignment. Except as otherwise provided herein, neither this Agreement nor any interest hereunder will be assignable in part or in whole by any party without the prior written consent of the other; provided, however, that ReGen may assign this Agreement to any of its Affiliates or to any successor, by merger, sale or other transaction, to substantially all of its business unit to which this Agreement relates. This Agreement will be binding upon the successors and permitted assigns of the parties and the name of a party appearing herein will be deemed to include the names of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Notwithstanding any such assignment, the assigning party shall remain liable to the other party for performance of this Agreement. Any assignment which is not in accordance with this Article 16.2 will be void.

     15.3 Notices. All notices and other communications hereunder will be writing and will be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, or sent by express courier service, to the parties at the following addresses (or at such other address for a party as will be specified by like notice; provided, that notices of a change of address will be effective only upon receipt thereof):

If to Licensor, addressed to:

Dr. Shu-Tung Li ReGen Biologics, Inc. 509 Commerce Street Second Floor East Franklin Lakes, New Jersey 07417

If to ReGen, addressed to:

ReGen Biologics, Inc. 509 Commerce Street Second Floor East Franklin Lakes, New Jersey 07417

With a copy to:

Cooley, Godward, Castro, Huddleson & Tatum Five Palo Alto Square - 4th Floor Palo Alto, CA 94306 Attention: Alan C. Mendelson, Esq.

     15.4 Amendment. No amendment, modification or supplement of any provision of the Agreement will be valid or effective unless made in writing and signed by an authorized representative of each party.

     15.5 Waiver. No provisions of the Agreement will be waived by any act, omission or knowledge of a party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving party.

     15.6 Survival. In the event of expiration or termination of this Agreement, Articles 4.1, 5, 7, 9 and 12.3 shall survive.

     15.7 Severability. Whenever possible, each provision of the Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid

     15.8 Entire Agreement of the Parties. The Agreement will constitute and contain the complete, final and exclusive understanding and agreement of the parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the parties respecting the subject matter thereof.

     15.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

REGEN BIOLOGICS, INC.		DR. SHU-TUNG LI

By:	/s/ J. Michael Egan

Name:	J. Michael Egan	/s/ Dr. Shu-Tung Li

Title:	President & CEO

EXHIBIT A

PATENTS AND PATENT APPLICATIONS

1.	Resorbable Vascular Wound Dressings

a)	U.S. Patent No. 5,376,376

b)	App. S.N. 08/297,926, filed 8/31/94 (divisional application)

c)	PCT/US 94/10423, filed 9/14/94

2.	Soft Tissue Closure Systems

a)	U.S. Patent No. 5,326,350

b)	App. S.N. 08/212,008, filed 3/11/94

c)	PCT/US 94/02973, filed 3/18/94

EXHIBIT A

Additional sheet attached to the EXHIBIT A, Section 1 of the ReGen Biologics’ Proprietary Information and Invention Agreement

The following inventions are outside the scope of my employment with ReGen Biologics. These inventions have been licensed by ReGen Biologics, Inc. (See License Agreement between ReGen Biologics and Shu-Tung Li)

1.	Resorbable Vascular Wound Dressings

a)	U.S. Patent No. 5,376,376

b)	App. S.N. 08/297,926, filed 8/31/94 (divisional application)

c)	PCT/US 94/10423, filed 9/14/94

2.	Soft Tissue Closure Systems

a)	U. S. Patent No. 5,326,350

b)	App. S.N. 08/212,008, filed 3/11/94

c)	PCT/US 94/02973, filed 3/18/94